Exhibit 21.1



SUBSIDIARY                            STATE OF INCORPORATION    D/B/A
----------                            ----------------------    -----
ESI Canada, Inc.                      New Brunswick, Canada     None
ESI Canada Holdings, Inc.             New Brunswick, Canada     None
Express Scripts Vision Corporation    Delaware                  ESI Vision Care
IVTx, Inc.                            Delaware                  None
IVTx of Dallas, Inc                   Texas                     None
IVTx of Houston, Inc.                 Texas                     None
Great Plains Reinsurance Company      Arizona                   None
PhyNet, Inc.                          Delaware                  None
Practice Patterns Science, Inc.       Delaware                  None